UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2012

DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction) of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11770 U.S. Highway One, Suite 101 Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Compensatory Arrangements of Certain Officers.

        On October 4, 2012, Dycom Industries, Inc. (the “Company”) entered into an employment agreement with Timothy R. Estes (the “Employment Agreement”) whereby Mr. Estes will continue to serve as Executive Vice President and Chief Operating Officer of the Company.  The Employment Agreement is effective as of October 4, 2012, and supersedes the employment agreement between the Company and Mr. Estes dated as of November 25, 2008.  The Employment Agreement provides for a term of employment that continues until October 31, 2017, provided that if there is a “change in control” of the Company at any time following October 4, 2015, the term will be extended for an additional two years.

During the term of the Employment Agreement, the Company will provide Mr. Estes with the following compensation and benefits: (i) an annual base salary of $542,391 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors with a maximum bonus opportunity of not less than 140% of his base salary; (iii) eligibility to participate in long-term incentive plans of the Company; (iv) eligibility to participate in all employee benefit plans or programs of the Company; and (v) an annual executive physical.

If Mr. Estes resigns his employment with the Company without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance payments.  In the event that the Company terminates his employment without cause or Mr. Estes resigns his employment with the Company for good reason during the employment term, but prior to a change in control of the Company, Mr. Estes will be entitled to a cash severance payment equal to two times the sum of: (x) his then-annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then-annual base salary.  The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within 5 days following a change in control.  In addition, Mr. Estes will continue to participate in the Company’s health and welfare plans for a period of two years following his resignation of employment for good reason or his termination of employment by the Company without cause.

If the Company terminates Mr. Estes’s employment without cause or Mr. Estes resigns his employment for good reason on or following a change in control of the Company, Mr. Estes will be entitled to a cash severance payment equal to two times the sum of: (x) his then-annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then-annual base salary.  Mr. Estes will also be entitled to a pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation.  These amounts will be payable in a single lump sum within five days following such termination or resignation.  Mr. Estes will also continue to participate in the Company’s health and welfare plans for a period of two years following his termination or resignation.

In addition, all outstanding equity awards held by Mr. Estes at the time of his resignation of employment with the Company for good reason or his termination of employment by the Company without cause on or following a change in control will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

In the event the Company fails to renew the Employment Agreement following the expiration of the employment term on substantially no less favorable terms and Mr. Estes terminates his employment, he will be entitled to receive a cash severance payment equal to: (x) one times his then-annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the immediately preceding three fiscal years or (ii) 100% of his base salary.  The severance payment will be payable in substantially equal monthly installments over the 12-month period following the non-renewal, provided that any remaining payments will be paid in a lump sum within 5 days following a change in control.

If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Estes will receive either (i) the full amount of the severance payment or (ii) the greatest amount of the severance payment such that no portion is subject to the excise tax (taking into account Mr. Estes’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Payment of any severance under the Employment Agreement is contingent upon Mr. Estes’s execution and delivery of a general waiver and release of claims against the Company.  Mr. Estes is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants.  Mr. Estes is also subject to an assignment of inventions and developments agreement.

The Employment Agreement also provides for arbitration in the event of any dispute or controversy arising out of the Employment Agreement or Mr. Estes’s employment with the Company.  The Company will pay or reimburse Mr. Estes, on an after-tax basis, for all reasonable legal fees and expenses incurred by him in enforcing rights under the Employment Agreement.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement by and between Dycom Industries, Inc. and Timothy R. Estes, dated as of October 4, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 10, 2012
DYCOM INDUSTRIES, INC. (Registrant)
By:	/s/ Richard B. Vilsoet
	Name:	Richard B. Vilsoet
	Title:	Vice President, General Counsel and Corporate Secretary